Exhibit 2.1

AMENDING AGREEMENT NO. 1

THIS AMENDING AGREEMENT (this “Agreement”) is dated as of September 15, 2026 between IB ACQUISITION CORP., a corporation incorporated under the laws of the State of Nevada (the “SPAC”) and GNQ INSILICO INC., a corporation existing under the federal laws of Canada (the “Company”).

WHEREAS the SPAC and the Company (each, a “Party” and, collectively, the “Parties”) entered into a business combination agreement dated March 16, 2026 (the “Business Combination Agreement”);

AND WHEREAS Section 10.11 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, modified or supplemented only by a duly authorized written agreement of the Parties executed in the same manner as the Business Combination Agreement and referencing the Business Combination Agreement;

AND WHEREAS, the Parties wish to amend the Business Combination Agreement in order to, among other things, reflect changes to construct of the Bridge Financing and PIPE Financing, as provided in this Agreement.

AND WHEREAS, I-B Good Works 4, LLC, as Sponsor, the SPAC and the Company entered into that certain Sponsor Support Agreement dated March 16, 2026 (the “Sponsor Support Agreement”), and the Parties wish to amend the Sponsor Support Agreement to exclude the Private Placement Securities (as defined therein) from the transfer restrictions applicable to the Restricted Shares during the Founder Shares Lock-Up Period, as provided in this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1 Definitions

Capitalized terms used but not otherwise defined in this Agreement have the meanings given to them in the Business Combination Agreement.

Section 2 Amendment to the Business Combination Agreement

(a)	The fourth recital of the Business Combination Agreement is deleted in its entirety and replaced by the following:

“WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company and SPAC desire to enter into a business combination transaction pursuant to which, among other things, by means of an Arrangement pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”) involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares (and, pursuant to a separate subscription, and the SPAC Certificate of Designation, will indirectly, pursuant to the Voting and Exchange Agency Agreement, subscribe for the SPAC Special Voting Share for par value (the “SPAC Special Voting Share Subscription”)), (b) the Company Non-Electing Shareholders will exchange their respective Company Common Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges and subscriptions described in clauses (a) and (b), the “Share Exchanges”), (c) the Company Options shall be exchanged for Replacement Options, (d) [Intentionally deleted], (e) the Company Warrants shall be exchanged for shares of SPAC Class A Common Stock (the “Company Warrants Exchange”), (f) following the Share Exchanges, SPAC will contribute any Company Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (g) following the contribution described in the immediately preceding clause (f), CallCo will contribute any Company Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares;”

(b)	The sixth recital of the Business Combination Agreement is deleted in its entirety and replaced by the following:

“WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is receiving the amount of $250,000 of the Initial Bridge Financing, which is being arranged by SPAC and I-B Good Works 4, LLC (the “Sponsor”);”

(c)	The definition of “Alternative Transaction” in Section 1.1 of the Business Combination Agreement is deleted in its entirety and replaced by the following:

““Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction and except for (w) the issuance of Company Common Shares upon the exercise or conversion of the Initial Company Convertible Notes, the Company Bridge Note, Company Options or the Company Warrants, (x) repurchases of Company Common Shares acquired upon the exercise of equity interests in the Ordinary Course in connection with a termination of employment or other services, and (y) grants of the options permitted to be granted under Section 5.2(i)) concerning the sale or transfer of (a) all or any material part of the business or assets of the GNQ Companies, taken as a whole, or (b) any of the Company Common Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any GNQ Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than any Transaction, including any issuance of additional shares of SPAC Class A Common Stock pursuant to Section 5.1) involving the issuance, sale or transfer of SPAC Class A Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and for certainty, any Business Combination other than the Transactions.

(d)	The definition of “Bridge Financing” in Section 1.1 of the Business Combination Agreement is deleted in its entirety and replaced by the following:

“Bridge Financing” means the debt financing of the Company pursuant to which the Company entered into a First Amendment to Loan and Security Agreement, which amended that certain Loan and Security Agreement, dated as of July 15, 2026 (as may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Company Bridge Note”) and related securities to ATW Quantum Bio LLC and any other investors party thereto for the aggregate gross proceeds of up to $2,222,223 on terms as set forth in the Company Bridge Note. In connection with the Bridge Financing, ATW Quantum Bio LLC was issued a number of Company Common Shares that, pursuant to the terms of this Agreement, will be exchanged for 350,000 shares of SPAC Class A Common Stock (the “BC Shares”) at the Closing.

(e)	The definition of “Bridge Warrants” in Section 1.1 of the Business Combination Agreement is deleted in its entirety and replaced by the following:

“Bridge Warrants” means the common share purchase warrants to purchase Company Common Shares issued in connection with the Initial Bridge Financing.”

(f)	The definition of “Company Securities” in Section 1.1 of the Business Combination Agreement is deleted in its entirety and replaced by the following:

“Company Securities” means, collectively, the Company Common Shares, Company Options, Initial Company Convertible Notes, Company Bridge Note, the Company Warrants and any other issued and outstanding securities of the Company.”

(g)	The definition of “Company Warrants” in Section 1.1 of the Business Combination Agreement is deleted in its entirety and replaced by the following:

“Company Warrants” means the outstanding warrants to purchase Company Common Shares, other than any warrants issued in connection with the Initial Bridge Financing.”

(h)	The definition of “Fully-Diluted Company Common Shares” in Section 1.1 of the Business Combination Agreement is hereby amended by deleting the phrase “Company Convertible Notes” as it appears and replacing it with the phrase “Subordinated Initial Company Convertible Notes”.

(i)	The definition of “Minimum Cash Amount” in Section 1.1 of the Business Combination Agreement is deleted in its entirety.

(j)	The definition of “Permitted Liens” in Section 1.1 of the Business Combination Agreement is deleted in its entirety and replaced by the following:

““Permitted Liens” means (i) mechanic’s, materialmen’s, construction, and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (iii) defects or imperfections of title, any easements or rights of way in favour of a Governmental Authority, any private or public utility, any railway company or any adjoining owner, including easements for drainage, storm or sanitary sewers, public utility lines, telephone lines, cable television lines or other services which do not materially affect the present use of the Real Property, encroachments, municipal agreements, subdivision agreements, site plan control agreements, servicing or industrial agreements, utility agreements, airport zoning regulations and other similar agreements with a Governmental Authority or private or public utilities affecting the development or use of the Leased Real Property, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) Standard Inbound IP Licenses, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or finance lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the GNQ Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the GNQ Companies, (xi) Liens identified in the Company Year-End Financial Statements, (xii) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions; (xiii) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the GNQ Companies, (xiv) Liens granted in favour of investors in connection with the Bridge Financing, the Equity Purchase Facility, and/or the senior secured convertible notes issued under or pursuant to the Subscription Agreement or related equity line of credit; and (xv) Liens existing on the date of this Agreement and listed in Section 3.7 of the Company Disclosure Letter.”

(k)	The definition of “PIPE Investments” in Section 1.1 of the Business Combination Agreement is deleted in its entirety and replaced by the following:

“PIPE Investments” means one or more private investments in SPAC, including the financing contemplated by the Subscription Agreement, pursuant to which SPAC may issue senior secured convertible notes and related securities to ATW Quantum Bio LLC and any other investors party thereto, with the original principal amount of approximately $16,470,588 at the initial closing related thereto (the “PIPE Investment Amount”).

(l)	Section 1.1 of the Business Combination Agreement is amended by adding the following defined terms in alphabetical order:

““EFPA Commitment Fee Note” means a commitment fee in connection with the Equity Purchase Facility, payable as a convertible note with a $675,000 principal amount on the same terms as the SPA Facility Commitment Fee Note, issued to the investor thereto in connection with the Equity Facility Purchase Agreement and issued on the Closing Date.

“Equity Purchase Facility” means the Equity Purchase Facility Agreement, dated as of September __, 2026, by and among the SPAC and SZOP Opportunities 1 LLC, pursuant to which the SPAC has the right, but not the obligation, to sell to one or more investors up to $50 million of newly issued common shares of the Company following the Closing.

“Initial Bridge Financing” means the debt financing of the Company arranged by SPAC and Sponsor pursuant to which the Company has issued the Island Capital Note and certain warrants in the Company for initial gross cash proceeds of $250,000 and the Subordinated Initial Company Convertible Notes, and as described in that certain Letter Agreement, dated of even date herewith, between SPAC and the Company, provided, however, for certainty no additional Initial Company Convertible Notes or Bridge Warrants shall be issued under the Initial Bridge Financing after the date of the Amending Agreement No. 1.

“Initial Company Convertible Notes” means the convertible notes in substantially the form attached hereto as EXHIBIT N issued to each of (i) Island Capital LLC in the original principal amount of $250,000 (the “Island Capital Note”), (ii) David N Jensen in the original principal amount of $100,000 (the “Jensen Note”), (iii) Mark Bailey in the original principal amount of $25,000 (the “Bailey Note”), (iv) Michael & Alicia Butler Living Trust in the original principal amount of $50,000 (the “Butler Note”), and (v) Northlea Partners LLP in the original principal amount of $25,000 (the “Northlea Note”), in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. For the avoidance of doubt, the parties hereto acknowledge and agree that the Company is entitled to pay off the Island Capital Note prior to Closing with the proceeds from the Bridge Financing.

“Registration Rights Agreement” means the registration rights agreement to be entered into by SPAC and the investors party thereto in connection with the Subscription Agreement, pursuant to which SPAC will agree to register the resale of the Registrable Securities (as defined therein) covered thereby, including the shares of SPAC Class A Common Stock issuable upon conversion of the senior secured convertible notes issued pursuant to the Subscription Agreement.

“SPA Facility Commitment Fee Note” means a commitment fee in the form of a $1,500,000 senior secured convertible note issued to ATW Quantum Bio LLC in connection with the execution of the Subscription Agreement.

“Subordinated Initial Company Convertible Notes” means, collectively, the Jensen Note, the Bailey Note, the Butler Note and the Northlea Note, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Subscription Agreement” means the Securities Purchase Agreement to be entered into by and among SPAC, the Company, ATW Quantum Bio LLC and the other buyers party thereto, as amended, restated, supplemented or otherwise modified from time to time, with respect to a new series of senior secured convertible notes of the SPAC, in the aggregate original principal amount of up to $106,470,588, substantially in the form attached thereto, which convertible notes shall be convertible into shares of SPAC Class A Common Stock, in accordance with the terms of the notes.”

(i)	The definition of “Ancillary Agreements” in Section 1.1 of the Business Combination Agreement is amended by adding “, (xv) the Subscription Agreement, (xvi) the Registration Rights Agreement, and the registration rights agreement to be entered into by and between SZOP Opportunities I LLC, a Delaware limited liability company, as investor, and SPAC, (xvii) the Equity Purchase Facility, and (xviii) the other transaction documents contemplated by the Subscription Agreement” immediately before the period at the end thereof.”

(m)	The definition of “PIPE Subscription Agreements” in Section 1.1 of the Business Combination Agreement is amended by adding the following sentence at the end thereof: “For certainty, from and after the execution and delivery of the Subscription Agreement, references in this Agreement to the PIPE Subscription Agreements shall include the Subscription Agreement, to the extent applicable.”

(n)	Section 2.10(d) of the Business Combination Agreement is hereby amended by deleting the phrase “Company Convertible Note” as it appears and replacing it with the phrase “Subordinated Initial Company Convertible Note”.

(o)	Section 2.10 of the Business Combination Agreement is hereby amended by adding a new subsection (k) as follows:

“(k) Treatment of Company Bridge Note and SPA Facility Commitment Fee Note.

(i) In connection with the Arrangement, each Company Bridge Note and the SPA Facility Commitment Fee Note that is outstanding immediately prior to the Arrangement Effective Time shall, automatically and without any required action on the part of the holder thereof, be exchanged into senior secured convertible notes of the SPAC, in the aggregate original principal amount of $4,093,556, in the form attached as Exhibit A-2 to the Securities Purchase Agreement or such other form as agreed by the parties thereto.”

(p)	Section 3.2(b) of the Business Combination Agreement is amended by deleting “21,656,850” and replacing it with “27,075,850”.

(q)	Section 3.2(e) of the Business Combination Agreement is amended by deleting “1,420,134” and replacing it with “1,670,133”.

(r)	Section 3.2(g) of the Business Combination Agreement is deleted in its entirety and replaced by the following:

“(g) Except as set forth in Section 3.2(g) of the Company Disclosure Letter and for (i) the Company Options, (ii) the Initial Company Convertible Notes and, upon issuance, the Company Bridge Note, the EFPA Commitment Fee Note, and the SPA Facility Commitment Fee Note, (iii) the Company Warrants, and (iv) the shares or other equity securities owned by the Company in its Subsidiaries, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company or any Company Subsidiary of any Company Common Shares or other equity securities, and there are no promises or commitments (whether oral or written) to grant any options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Common Shares (or other equity securities in its Subsidiaries). Except as set forth in Section 3.2(g) of the Company Disclosure Letter and the Company Governing Documents, no GNQ Company is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting, transfers or giving of written consents with respect to any security or by a director of any GNQ Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of a GNQ Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2, except for employment offer letters entered into in the Ordinary Course, copies of which have been provided to SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of a GNQ Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such GNQ Company’s equity holders may vote. The Company has not adopted any shareholder rights plan or similar agreement to which any GNQ Company would be or become subject, party or otherwise bound.”

(s)	Section 3.2(h) of the Business Combination Agreement is amended by deleting the phrase “Company Convertible Notes” as it appears and replacing it with “Initial Company Convertible Notes”.

(t)	Section 3.2(j) of the Business Combination Agreement is amended by deleting the phrase “Company Convertible Note” as it appears and replacing it with “Initial Company Convertible Note”.

(u)	Section 3.2(g) of the Business Combination Agreement is deleted in its entirety and replaced by the following:

“Except for (i) the conversion privileges of the SPAC Common Stock, (ii) the Private Units Purchase Agreement, (iii) SPAC Rights to purchase 30,525 shares of SPAC Common Stock, and, upon issuance, (iv) the Company Bridge Note, the EFPA Commitment Fee Note, and the SPA Facility Commitment Fee Note, and (v) the PIPE Subscription Agreements, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Capital Stock. Except as set forth in Section 4.2(c) of the SPAC Disclosure Letter and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC. The shares of SPAC Common Stock outstanding on the Closing Date shall automatically convert into shares of SPAC Class A Common Stock effective upon the Closing in accordance with the provisions of the SPAC Charter Upon Conversion (such conversion also to be conditioned upon SPAC’s waiver of its anti-dilution rights contained in the Sponsor Support Agreement). ”

(v)	Section 4.21 of the Business Combination Agreement is deleted in its entirety and replaced with the words “[Intentionally deleted]”.

(w)	Section 5.2(i) of the Business Combination Agreement is deleted in its entirety and replaced by the following:

“(i) (A) issue any additional GNQ Company Interests or securities exercisable for or convertible into GNQ Company Interests, other than (1) Company Common Shares in connection with any conversion of Company Common Shares outstanding as of the date of this Agreement in accordance with their respective conversion terms, (2) Company Common Shares issued upon vesting of any equity award or exercise of any vested Company Option including in the number of Company Options outstanding as of the date of this Agreement, (3) Company Common Shares issued upon the exercise of conversion of Initial Company Convertible Notes, the Company Bridge Note, the SPA Facility Commitment Fee Note or the Pipe Investments or , (4) Company Common Shares issued upon full or partial exercise of the Company Warrants, or (5) Company Common Shares issued in connection with the Bridge Financing; (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any GNQ Company, or (C) amend, modify or waive any of the terms or rights set forth in any Company Options, Initial Company Convertible Notes (except those certain amendments as may be required to make such Initial Company Convertible Notes unsecured), or in the Company Warrants, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;”

(x)	Section 5.2(i) of the Business Combination Agreement is amended by deleting “$10,000,000” as it appears and replacing it with “$16,470,588”.

(y)	Section 5.2(i) of the Business Combination Agreement is deleted in its entirety and replaced by the following:

“(A) other than pursuant to (i) the Conversion and (ii) Company Common Shares issued upon the exercise of conversion of Initial Company Convertible Notes, the Company Bridge Note, the SPA Facility Commitment Fee Note or the Pipe Investments, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock, CallCo Shares or ExchangeCo Shares or securities exercisable for or convertible into SPAC Capital Stock, CallCo Shares or ExchangeCo Shares or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock, CallCo Shares or ExchangeCo Shares not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC; ”

(z)	Section 6.6(b) of the Business Combination Agreement is amended by adding “and the Registration Rights Agreement” after the reference to “the Amended and Restated Registration Rights Agreement”, and by adding the following sentence at the end thereof: “In addition, SPAC shall comply with all filing, effectiveness, maintenance, piggyback, underwriter, resale, Rule 144, indemnification, expense reimbursement, delay payment and related obligations set forth in the Registration Rights Agreement with respect to the securities issued or issuable pursuant to the Subscription Agreement.”

(aa)	Section 6.8 of the Business Combination Agreement is deleted in its entirety and replaced with the following:

“Section 6.8 PIPE Investments; Subscription Agreement. Following the date of this Agreement and prior to the Closing, SPAC and the Company shall be permitted to enter into, and to consummate the transactions contemplated by, the Subscription Agreement, the Registration Rights Agreement, the Equity Purchase Facility and the other transaction documents contemplated thereby. SPAC and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreement, the Registration Rights Agreement and the Equity Purchase Facility on the terms and conditions set forth therein, including the issuance of the notes and related commitment fees thereto, the reservation and listing of the shares of SPAC Class A Common Stock issuable upon conversion thereof, the execution and delivery of the Registration Rights Agreement and the satisfaction of the registration rights obligations set forth therein. Notwithstanding anything in this Agreement or the Business Combination Agreement to the contrary, the parties hereto acknowledge and agree that the Bridge Financing, the Subscription Agreement, the Equity Purchase Facility and the transactions contemplated thereby are permitted transactions hereunder, and any provision of this Agreement or the Business Combination Agreement that would otherwise restrict, prohibit or require consent for any such transaction shall be deemed modified to the extent necessary to permit such transactions without any further action by the parties.”

(bb)	Section 7.13 of the Business Combination Agreement is deleted in its entirety and replaced with the following:

“Section 7.13 Additional Financing. The parties hereto will cooperate in good faith to pursue additional committed capital to support the Transactions, including pursuant to the Subscription Agreement, the Registration Rights Agreement, the Equity Purchase Facility, and the other transaction documents contemplated thereby. Without limiting Section 5.1 and Section 6.8, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to arrange, obtain and consummate any such financing, including executing customary support documents, subject to applicable Law and stock exchange rules and without obligating either party to agree to any term materially adverse to such party or its stockholders.”

(cc)	Section 8.1 of the Business Combination Agreement is amended by (i) deleting the “.” at the end of subsection (j) and replacing it with “;”, and (ii) adding the following as new conditions immediately following subsection (j):

“(k) All outstanding obligations under the Bridge Financing shall have been exchanged into one or more senior secured convertible notes issued under or pursuant to the Subscription Agreement, on terms substantively identical to the terms of the other senior secured convertible notes issued under or pursuant to the Subscription Agreement, and the Company Bridge Note and any security granted in respect thereto shall have been terminated, released and of no further force and effect;

(l) The Subscription Agreement, the Registration Rights Agreement and the other transaction documents contemplated thereby shall have been executed and delivered by the applicable parties thereto and shall remain in full force and effect, subject only to the satisfaction or waiver of the conditions set forth therein.”

(dd)	Section 8.2(f) of the Business Combination Agreement is amended by deleting “95%” and replacing it with “95% (excluding ATW Quantum Bio LLC).”

(ee)	Section 8.3(c) of the Business Combination Agreement is deleted in its entirety and replaced with the words “[Intentionally deleted]”.

(ff)	Section 9.3(a) of the Business Combination Agreement is amended by replacing the first and third references to “Section 9.1(i)” with “Section 9.1(h)”.

Section 3 Amendment to the Sponsor Support Agreement

(a)	The proviso at the end of Section 1(a) of the Sponsor Support Agreement is hereby deleted in its entirety and replaced with the following:

“(the “Restricted Shares”); provided, however, that (i) solely for purposes of the foregoing restriction on transfer of the Founder Shares (and not, for the avoidance of doubt, the Private Placement Securities) the “Founder Shares Lock-Up Period” applicable to such Founder Shares hereunder shall be deemed to end on the earlier of (A) six (6) months after the date of the Closing, (B) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their SPAC Common Stock for cash, securities or other property, and (C) such shorter period as specified in the Lock-Up Agreement; and (ii) notwithstanding anything herein to the contrary, the Private Placement Securities shall not be subject to the Founder Shares Lock-Up Period or any other transfer restriction pursuant to this Section 1(a) following the Closing, and the Sponsor and its Affiliates shall be permitted to Transfer the Private Placement Securities at any time following the Closing without restriction under this Agreement.”

(b)	For the avoidance of doubt, except as expressly modified by this Section 3, all other provisions of Section 1 of the Sponsor Support Agreement, including the voting requirements, redemption waiver and transfer restrictions applicable to the Founder Shares during the Founder Shares Lock-Up Period, shall remain in full force and effect in accordance with their terms.

Section 4 Reference to and Effect on the Business Combination Agreement and the Sponsor Support Agreement

Except as expressly amended by this Agreement, the Business Combination Agreement and the Sponsor Support Agreement shall continue in full force and effect unamended; provided however, that, on and after the date of this Agreement:

(a)	any reference to “this Agreement” in the Business Combination Agreement or the Sponsor Support Agreement and any reference to the Business Combination Agreement or the Sponsor Support Agreement in any other agreements, exhibits or schedules thereto will mean the Business Combination Agreement or the Sponsor Support Agreement, as applicable, as amended by this Agreement; and

(b)	any reference to a provision of the Business Combination Agreement or the Sponsor Support Agreement in any other agreements, exhibits or schedules thereto will mean such provision as amended by this Agreement.

Section 5 Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

Section 6 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7 Governing Law

This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 8 Counterparts and Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement among the Parties.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

IB ACQUISITION CORP.

By:	/s/ Al Lopez
Name:	Al Lopez
Title:	Chief Executive Officer

GNQ INSILICO INC.

By:	/s/ Rehan Huda
Name:	Rehan Huda
Title:	Chief Executive Officer